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                                                                     Exhibit 99


                                                          FOR IMMEDIATE RELEASE



                   NEW CREDIT CARD COMPANY TO BE FORMED BY

        BANK OF MONTREAL/HARRIS BANK, BANKBOSTON AND FIRST ANNAPOLIS


     Chicago/Boston/Baltimore, September 4, 1997 -- A new credit card company that will combine the strengths and expertise of industry leaders with quality credit card portfolios was announced today by Bank of Montreal (BMO) and its U.S. subsidiary, Chicago-based Harris Bank, BankBoston and First Annapolis.
The three institutions plan to form a new U.S. credit card company, subject to regulatory approval. A name for the new company will be announced at a later date.
     "We are creating a formidable new credit card company," said John R. Soderlund, who will serve as president and chief executive officer of the company. Soderlund currently is Managing Director of First Annapolis and has been most recently responsible for helping to build BankBoston's national credit card business. "This will be a ground-breaking company that will capitalize on the opportunities and restructuring taking place in the credit card industry."
     Soderlund noted that according to First Annapolis research, the credit card business is undergoing major structural change that is driving significant consolidation. Large, aggressive, focused credit card companies are increasing their market share and will control the market over the next five years.

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     "The alliance between Bank of Montreal/Harris, BankBoston and First
Annapolis will allow our new company to compete in a marketplace where only those players who are industry focused and sophisticated will prosper," Soderlund said.
                                    ( more )
CREDIT CARD/2
     "In a consolidating industry, the winning issuers will have the economies of scale to handle rising direct servicing costs, economies of skill in using sophisticated information management techniques, and the innovative marketing needed to position their credit cards uniquely in the eyes of consumers," Soderlund continued. "Our new company will bring all of these qualities and skills together."
     The company intends to be a top 15 credit card company by the year 2000 by growing through both traditional channels and forging creative alliances with other banks. These alliances will be designed to help banks stay in the credit card business in a meaningful way while leveraging the new company's capabilities.
     The new company will use First Data Resources, a leading global provider of issuer-based services, for data processing, customer service, credit and collections support. Most Harris credit card issuing employees will become employees of First Data Resources.
     As part of the new company's formation, Bank of Montreal/Harris Bank will contribute Harris' consumer card portfolio, made up of 500,000 customers, and $750 million in receivables to the new company. BMO is also investing $115 million in cash. In exchange, BMO will have a 69 percent ownership of the company. Credit cards under the Harris name will continue to be offered by the new company to Harris customers.

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     BankBoston will contribute its national credit card portfolio, made up of about 550,000 customers, and approximately $1.2 billion in receivables for cash and will receive 19 percent of company ownership. Credit cards under the BankBoston name will continue to be offered and serviced through the new company.
                                    ( more )

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CREDIT CARD/3

     Together the banks will bring the new company quality portfolios, marquee names, international footprints and capital strength.
     First Annapolis, a leading U.S. consulting firm specializing in credit cards and other retail financial services, will contribute to the new company First Annapolis Marketing Information Services, Inc. (FAMIS), a comprehensive credit card portfolio management company which brings specialized skills and innovative marketing to the new company. FAMIS, under the direction of Soderlund, has established a reputation for sophisticated data mining and analytic capabilities. First Annapolis will have a 12 percent ownership.
     Executives from each of the partnering companies made the following comments about the alliance:
     JEFFREY S. CHISHOLM, VICE CHAIR, BANK OF MONTREAL, ELECTRONIC FINANCIAL SERVICES (which includes the credit card operations of BMO and Harris Bank):
"This new company will secure the strategic footing for Bank of Montreal and Harris Bank to compete in the critical U.S. card issuing industry. The new company will bring together three institutions with unique strengths and experience. Bank of Montreal has worked closely with First Annapolis during the past two years, benefiting from their expertise, and we look forward to new successes with BankBoston. We are committed to becoming a leader in this business so we can continue to offer our personal and small business customers enhanced quality credit card products and services throughout North America."
                                    ( more )

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CREDIT CARD/4
     CHAD GIFFORD, CHIEF EXECUTIVE OFFICER, BANKBOSTON: "We look forward to a successful venture with Bank of Montreal, and John Soderlund and his management team as they work to become a leader in the credit card industry. Over the past two years, we have entered into two other joint ventures where it was clear that scale and industry-specific expertise and focus would be necessary for long-term success -- as is the case in the credit card industry. Both of those ventures are recognized as major players in their markets and each investment has clearly increased value for our shareholders. We believe this will do the same. This transaction successfully completes the strategic review of BankBoston's national consumer businesses."
     FREDERICK A. WHITE, PRESIDENT AND COFOUNDER, FIRST ANNAPOLIS: "First Annapolis Marketing Information Services was founded to help banks compete in the credit card business by providing access to economies of scale and skill, and innovative marketing techniques. This new venture represents an extension of that strategy. We believe that partnerships like this company represent the future of retail financial services."
     Bank of Montreal (NYSE:BMO) is the only bank with a retail and commercial presence in all three NAFTA countries. With assets of approximately US$147 billion, it is one of the 10 largest financial institutions in North America. The Bank of Montreal group of companies includes Chicago-based Harris Bank, a major financial institution in the Midwest, and Nesbitt Burns, one of Canada's largest full-service investment firms rapidly expanding its presence in the U.S. Bank of Montreal also holds a 16 percent equity and 20 percent voting stake in Bancomer, a leading Mexican financial institution.
                                    ( more )






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CREDIT CARD/5
     Harris Bank, with $22 billion in assets, is one of the largest community bank networks in Illinois, a nationally recognized provider of personal trust and private banking services, and a major Midwest corporate bank.
     BankBoston (NYSE:BKB), with assets of $66.1 billion as of June 30, 1997, was founded in 1784 and is the 15th-largest bank holding company in the United States. BankBoston is engaged in: consumer banking in southern New England; financing to selected corporations regionally, nationally and internationally; and full-service banking in key Latin American markets. The corporation and its subsidiaries operate through a network of offices in the United States and through more than 100 offices in 23 countries in Latin America, Europe and Asia, the third-largest network of any U.S. bank. The corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.
     First Annapolis offers a family of specialized services - consulting and investment banking - to the financial services industry. The firm's major practice areas include credit, commercial and private label card issuance, merchant card processing, electronic banking, and mortgage origination and servicing. First Annapolis offers a variety of services including strategic and business planning, financial diagnostics, marketing strategy and research, risk analysis, vendor selection and negotiation, operations redesign, and general management advisory services. The company also offers merger and acquisition advisory services, business/ formation, business valuation and transaction review, and due diligence support.



                                     # # #
Contacts: Pam Kassner, Bank of Montreal/Harris Bank, 312/461-6625; Joe Barbera, Bank of Montreal (Toronto), 416/927-2740; Karen Schwartzman, BankBoston, 617/434-7594; Frances Bakewell, First Annapolis, 410/855-8526.